EXHIBIT 99.1

For Immediate Release	For further information contact: Eric Hoffman (202) 326-1724

ABRAMS COOPERATES WITH JUSTICE DEPARTMENT
INVESTIGATION INTO CONSTRUCTION JOB-BIDDING

ATLANTA, Georgia,– July 7, 2003 – ABRAMS INDUSTRIES, INC. (NASDAQ: ABRI) announced today that the company initiated contact and has been fully cooperating with the U.S. Department of Justice (DOJ) in an investigation into apparent improprieties regarding a job-bidding process involving the company’s construction subsidiary and some of its competitors.  The DOJ has issued a conditional letter of amnesty to Abrams Industries and its subsidiaries for the company’s cooperation in recognizing and then immediately reporting the irregularities.

During a recent internal monthly financial meeting, members of Abrams Industries’ senior management detected an apparent divergence from appropriate business conduct. Alan R. Abrams, the Chief Executive Officer, immediately contacted the company’s outside legal counsel, Kilpatrick Stockton LLP, who reviewed the issues of concern and determined that certain employees of the company’s construction subsidiary together with some of its competitors may have engaged in certain improprieties regarding job-bidding processes.

Mr. Abrams notified the DOJ’s Antitrust Division about these concerns and agreed to cooperate fully with the Antitrust Division’s investigation into the job bidding irregularities involving Abrams Construction and its competitors.

“I am proud of the way that we have handled this situation,” said Alan Abrams, Chief Executive Officer of Abrams Industries.  “As soon as we learned that something inappropriate was going on, we halted it, we disclosed it, and we corrected it.  We’ve run our company with honesty and integrity for nearly eighty years, and we’re going to keep running it that way in the future.”

The company also announced that B. Michael Merritt, president/CEO of the construction subsidiary, resigned from the company and from Abrams’ Board of Directors. George W. Hodges, Jr., vice president of the construction subsidiary, is now the senior officer of Abrams Construction in charge of day-to-day construction activities.

ABRAMS INDUSTRIES, INC.	1945 THE EXCHANGE, SUITE 300	ATLANTA, GA 30339-2029
PHONE (770) 953-0304	FAX (770) 953-9922

“Based on our internal investigation, it appears that the specific improprieties were confined to a bidding process for a particular commercial construction customer.  At this time, we have no reason to believe that any of our other customers were in any way affected,” Mr. Abrams added.

The company estimates the costs associated with this matter, including the company’s internal investigation and its ongoing cooperation with the DOJ, are expected to approximate $750,000 in the current fiscal year ending April 30, 2004. The company emphasized, however, that such cost estimates were particularly difficult to make with any precision, and as a result the actual costs may be lower or higher than this amount.

“Abrams Industries remains financially strong, and we are taking appropriate measures to protect our long-term financial position,” said Alan Abrams. “We are pursuing a deliberative process to ensure that this isolated incident will not disrupt the interests of our customers, our stakeholders and our stockholders. The company is handling this situation expeditiously and comprehensively to ensure that our business practices continue to perform according to the highest levels of professional standards that we have adhered to throughout our 78-year history.”

Established in 1925, Abrams Industries, Inc. operates nationwide through its wholly owned subsidiaries, engaging in commercial construction, real estate investment and development, and energy management. In construction, the company builds, expands, remodels and renovates retail stores, shopping centers, banks, office buildings, and distribution and manufacturing facilities, and engages in other types of commercial construction. In real estate, the company currently owns or controls over 1.5 million square feet of shopping centers in the Midwest and Southeast, and approximately 200,000 square feet of office properties in metropolitan Atlanta, Georgia. In energy management, the company offers energy efficiency products and engineering services that reduce energy consumption and maintenance costs in commercial and institutional buildings.

Certain statements contained in this news release are forward-looking statements within the meaning of the federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of Abrams Industries, Inc. to be materially different from any past or future results, performance, or uncertainties expressed or implied by such forward-looking statements. Abrams Industries, Inc. does not undertake to update these forward-looking statements.

###